                                                                Exhibit (9)(aaa)


                      TRANSFER AGENCY AGREEMENT SUPPLEMENT
                          (n/i Larger Cap Value Fund)

          This supplemental agreement is entered into this 1st day of December, 1997, by and between THE RBB FUND, INC. (the "Fund") and PFPC Inc., a Delaware corporation (the "Transfer Agent"), which is an indirect, wholly-owned subsidiary of PNC Bank Corp.

          The Fund is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Fund and the Transfer Agent have entered into a Transfer Agency Agreement, dated as of November 5, 1991 (as from time to time amended and supplemented, the "Transfer Agency Agreement"), pursuant to which the Transfer Agent has undertaken to act as transfer agent, registrar and dividend disbursing agent for the Fund with respect to the Shares of the Fund, as more fully set forth therein. Certain capitalized terms used without definition in this Transfer Agency Agreement Supplement have the meaning specified in the Transfer Agency Agreement.

          The Fund agrees with the Transfer Agent as follows:

          1.  Adoption of Transfer Agency Agreement.  The Transfer Agency
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Agreement is hereby adopted for the n/i Larger Cap Value Fund (the "Fund") Class of Common Stock (Class XX) of the Fund. This shall constitute a "Class" as referred to in the Transfer Agency Agreement and its shares shall be "Shares" as referred to therein.

          2.  Compensation.  As compensation for the services rendered by the
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Transfer Agent during the term of the Transfer Agency Agreement, the Fund will pay to the Transfer Agent, with respect to each Class of the Fund, monthly fees that shall be agreed to from time to time by the Fund and the Transfer Agent, for each account open at any time during the month for which payment is being made, plus certain of the Transfer Agent's expenses relating to such services, as shall be agreed to from time to time by the Fund and the Transfer Agent.

          3.  Counterparts. This agreement may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.


THE RBB FUND, INC.              PFPC INC.


By:/s/ Edward J. Roach          By:/s/ Robert Perlswig
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   President and Treasurer


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